Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in registration statement of Joy Global, Inc. on Form S-3 of our report dated April 27, 2011, relating to the consolidated financial statements of LeTourneau Technologies, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the preparation of the consolidated financial statements of the Company from the separate records maintained by Rowan Companies, Inc.) appearing in the Current Report on Form 8-K/A of Joy Global, Inc. dated September 2, 2011, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Houston, Texas
October 5, 2011